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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No.'s 33-43105, 33-51954, 333-36633, 333-36661, 333-36725, 333-46974 and 333-65120 of
The Bon Ton Stores, Inc. on Form S-8 of our report dated March 20, 2003, appearing in this Form 8-K of The Bon Ton Stores, Inc., on the consolidated balance sheets of The Elder-Beerman Stores Corp. and subsidiaries as of February 1, 2003 and February 2, 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended February 1, 2003.

DELOITTE & TOUCHE LLP

November 6, 2003
Dayton, Ohio